                                                              Draft 9/6/01

                      INVESTMENT SUBADVISORY AGREEMENT

                                By and Among

                            Lutheran Brotherhood
                                   and
                            LB Series Fund, Inc.
                                   and
                    Fidelity Management & Research Company


INVESTMENT SUBADVISORY AGREEMENT, made as of the ___ day of ________, 200_, (the "Effective Date") by and among Lutheran Brotherhood, a fraternal benefit society organized and existing under the laws of the State of Minnesota ("Adviser"), LB Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota ("Fund"), and Fidelity Management & Research Company, a corporation organized and existing under the laws of the State of Delaware ("Subadviser").

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the ____ day of _________, 200_ ("Advisory Agreement") with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Fund is authorized to issue shares of the FI All Cap Portfolio ("Portfolio"), a separate series of the Fund; and

WHEREAS, Subadviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

WHEREAS, the Fund and Adviser desire to retain Subadviser as subadviser to furnish certain investment advisory services to Adviser and the Portfolio and Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I. Appointment. (A) Adviser hereby appoints Subadviser as its investment subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Subadviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II. Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Subadviser to render investment advisory services hereunder, Adviser shall so notify Subadviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Subadviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III.    Duties of Subadviser.

        A. Subadviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Subadviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the "Board"), (2) the Fund's Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund's then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Subadviser, and (5) all applicable provisions of the 1940 Act, the Advisers Act, and the rules and regulations thereunder. In advising the Portfolio, the Subadviser shall use reasonable efforts to comply with Subchapters L and M of the Internal Revenue Code of 1986, as amended (the "Code") . In accordance with [Section VII], Subadviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio's account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including without limitation, management of cash balances in the Portfolio.

        B. Subadviser shall have no responsibility with respect to maintaining custody of the Portfolios assets. Subadviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio ("Custodian") or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Subadviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

        C. Adviser acknowledges that Subadviser is not the compliance agent for the Fund or for Adviser, and does not have access to all of the Fund's books and records necessary to perform certain compliance testing. To the extent that Subadviser has agreed to perform the services specified in this Section hereof in accordance with applicable law (including sub-chapters M and L of the Code, the 1940 Act and the Advisers Act ("Applicable Law")) and in accordance with the Fund's Articles of Incorporation and By-laws, policies and determinations of the Board and Adviser and the Fund's current Registration Statement received by Subadviser (collectively, the "Charter Requirements"), the Subadviser shall perform such services based upon its books and records with respect to the Portfolio, which comprise a portion of the Portfolio's books and records, and upon written instructions received from the Fund, Adviser or the Fund's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, Adviser or the Fund's administrator.

        D. Unless Adviser advises Subadviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Subadviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Subadviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues. Subadviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations.

        E. Upon request of Custodian and/or Fund, Subadviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available and the parties to this Agreement agree that the Subadviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Portfolio.

        F. In the performance of its duties hereunder, Subadviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or of Adviser.

IV. Compensation. For the services provided pursuant to this Agreement, Subadviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Subadviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V. Expenses. Except for expenses specifically assumed or agreed to be paid by Subadviser pursuant hereto, Subadviser shall not be liable for any expenses of Adviser, the Fund or any Portfolio, including, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio; and (iii) Custodian fees and expenses. Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

VI. Duties of Adviser. Adviser has furnished Subadviser with copies of each of the following documents and will furnish to Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

        A. The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time ("Articles");

        B. The by-laws of the Fund as in effect on the date hereof and as amended from time to time ("By-Laws");

        C. Certified resolutions of the Board authorizing the appointment of Adviser and Subadviser and approving the form of the Advisory Agreement and this Agreement;

        D. The Fund's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act") on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Portfolio and its shares and all amendments thereto ("Registration Statement");

        E. The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

        F.  The Portfolio's most recent prospectus (the "Prospectus");

        G. Any proxy statements of the Fund sent to shareholders of the Portfolio for the purpose of voting on matters affecting the Portfolio; and

        H.  Copies of reports made by the Fund to its shareholders.

        Adviser shall furnish Subadviser with any further documents, materials or information that Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII.    Portfolio Transactions.

        A. Subadviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act")) provided to Subadviser with respect to the Portfolio and/or other accounts over which Subadviser exercises investment discretion. Subadviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Subadviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

        B. In no instance will portfolio securities be purchased from or sold to Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

        C. Subadviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Subadviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous. The Subadviser's affiliated broker/dealers may effectuate cross transactions between the Portfolio and its customers in accordance with such procedures of the Fund as may be in effect from time to time.

        D. On occasions when Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII. Ownership of Records. Subadviser shall maintain all books and records required to be maintained by a sub-investment adviser of a registered investment company pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Subadviser may retain copies of such records.

IX.     Reports and Meetings.

        A. Subadviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require on quarterly or annual timeframes, including, without limitation: compliance reporting and certification with respect to:

            1.  Affiliated Brokerage Transactions
            2.  Affiliated Underwritings
            3.  Cross Transactions
            4.  Prospectus Compliance
            5.  Code of Ethics

        B. Subadviser shall make available in person to the Board on an annual basis and to Adviser personnel on a periodic basis the portfolio manager of the Portfolio or an appropriate investment professional of Subadviser to review the investments and the investment program of the Portfolio and the services provided by Subadviser hereunder.

X. Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Subadviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XI. Subadviser's Use of the Services of Others. Subadviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Subadviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Subadviser's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

        The Subadviser may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement to its wholly-owned subsidiary, FMR Co., Inc., provided that the Subadviser remains responsible to the Adviser and the Fund for the performance of all of its responsibilities and duties hereunder. The Subadviser will compensate FMR Co., Inc. for its services to the Fund. Subject to prior notice to the Adviser, the Subadviser may terminate the services of FMR Co, Inc. for the Portfolio(s) and shall, at the same time, assume the responsibilities of FMR Co., Inc and shall, at such time, assume the responsibilities of FMR Co., Inc. with respect to the Fund.

XII. Liability of Subadviser; Indemnification. Neither Subadviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of Subadviser) or Subadviser in connection with Subadviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, "Related Persons"), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Subadviser or such Related Person of Subadviser's duties on behalf of the Fund or Portfolio or from reckless disregard by Subadviser or any such Related Person of the duties of Subadviser pursuant to this Agreement (each of which is referred to as a "Culpable Act").

        Notwithstanding the foregoing, any stated limitations on liability shall not relieve Subadviser from any responsibility or liability Subadviser may have under federal statutes..

        Subadviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, "Damages") arising directly or indirectly out of or in connection with the performance of services by Subadviser or its Related Persons hereunder to the extent such Damages result from willful misfeasance, bad faith, gross negligence or the reckless disregard of Subadviser's obligations and duties under this Agreement.

        Adviser shall indemnify Sudadviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any Culpable Act of Adviser or any of its Related Persons.

XIII. Representations of Subadviser. Subadviser represents, warrants, and agrees as follows:

        A. Subadviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, Massachusetts or Delaware requirements, or the applicable requirements of any federal regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

        B. Subadviser has adopted a written code of ethics (the "Subadviser Code") complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Subadviser Code, together with evidence of its adoption. The Subadviser certifies that it has adopted procedures reasonably necessary to prevent access persons" as defined in Rule 17j-1 ("Access Persons") from violating the Subadviser Code. On a [quarterly] basis, Subadviser will either; (i) certify to Adviser that Subadviser and its Access Persons have complied with Subadviser Code with respect to the Portfolio, or (ii) identify any material violations of the Subadviser Code which have occurred with respect to the Portfolio. In addition, Subadviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Subadviser Code since the last report to the Board, including, but not limited to, information about material violations of the Subadviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Subadviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Subadviser Code.

        C. Subadviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, the its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XIV. Representations of Adviser. Adviser represents, warrants, and agrees as follows:

        A. Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by its management agreement with the Fund; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

        B. Adviser and the Fund have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time.

        C. Adviser has provided Subadviser with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, the its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Subadviser.

XV. Compliance with Applicable Regulations. In performing its duties hereunder, Subadviser shall have compliance procedures reasonably calculated to ensure compliance with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement, as provided by Adviser to Subadviser; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time, as provided by Adviser to Subadviser; and any other applicable provisions of federal securities law.

XVI. Term of Agreement. This Agreement shall become effective with respect to the FI All Cap Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Subadviser in accordance with Section II hereof that the Subscriber is willing to serve as Subadviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the FI All Cap Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Subadviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation.

XVII. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days' prior written notice to Subadviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days' prior written notice to Subadviser, without the payment of any penalty; or (ii) upon material breach by Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach.Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior notice to Adviser. This Agreement shall terminate automatically in the event of its "assignment, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVIII. Use of Subadviser's Name. The parties agree that the name of Subadviser, the names of any affiliates of Subadviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Subadviser and its affiliates. Adviser and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of Subadviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

        Upon termination of the Agreement, Adviser and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names. Adviser and the Fund agree they will review with Subadviser any advisertisemen, sales literature, or notice prior to its use that makes reference to Subadviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that Subadviser shall have no responsibility to ensure of the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If Adviser or the Fund makes an unauthorized use of Subadviser's names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that Subadviser shall suffer irreparable hard for which monetary damages are inadequate and thus, Subadviser will be entitiled to injunctive relief.

XIX. Review of Fund Documents. During the term of this Agreement, Adviser shall furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to the use thereof, and Adviser shall not use any such materials if Subadviser resonably objects in writing in five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund's prospectus and other parts of the registration statement) after receipt thereof.

XX. Confidentiality. All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise be in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders. Without limiting the foregoing, Adviser acknowledges that the securities holdings of the Portfolio(s) constitute information of value to Subadviser, and agrees (1) not to use for any purpose, other than for Adviser or the Fund, or their agents, to supervise or monitor Subadviser, the holdings or trade-related information of the Fund; and (2) not to disclose the Portfolio(s)' holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board, counsel to the Board, counsel to the Fund, the administator or any sub-administrator, the independent accounts and any other agent of the Fund; or (d) as otherwise agreed to by the parties in writing. Further, Adviser agrees that information supplied by Subadviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to Subadviser, and Adviser agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board, counsel to the Board, counsel to the Fund, the administator or any sub-administrator, the independent accounts and any other agent of the Fund; or (iv) as otherwise agreed to by the parties in writing.

XXI. Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act, the Advisers Act, and rules and regulations promulgated and orders granted thereunder.

XXII. Notification. Subadviser will notify Adviser promptly of any change in the personnel of Subadviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XXIII.  Miscellaneous.

        A. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

        B. Insurance. Adviser, the Fund and Subadviser each agree to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of its respective business activities.

        C. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        D. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

        E. Notice. Any notice under this Agreement shall be in writing, addressed and delivered and mailed, postage prepaid, to the other party, with a copy to the Fund, at the addressed below or such other address as such other party may designate for the receipt of such notice.

            If to Adviser:        Lutheran Brotherhood
                                  625 Fourth Avenue South
                                  Minneapolis MN 55415
                                  Attention:  Investment Division

            If to Subadviser:     Fidelity Management & Research Company
                                  82 Devonshire Street
                                  Boston, MA 02109
                                  Attention:  General Counsel

        F. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

        G. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        H. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be deemed to be severable.

        I. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

        J. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.



                                     LUTHERAN BROTHERHOOD

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________



                                     LB SERIES FUND, INC.

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________



                                     FIDELITY MANAGEMENT & RESEARCH
                                     COMPANY

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________

                              Schedule I

                        Dated ____________, 2001

                           Sub-advisory Fees

                          FI All Cap Portfolio


Average Net Daily Assets               Annual Rate
  $0 - 100 million                       0.60%
  $100 - 500 million                     0.55%
  $500 - 750 million                     0.50%
  $750+ million                          0.45%